Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports First Quarter 2019 Results

NEW YORK, NY, May 1, 2019 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter ended March 31, 2019.

Financial Results(1)(2)

•	Generated net income of $27.9 million, or $0.22 per diluted share.

•	Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $36.5 million, or $0.29 per share, compared to $44.1 million, or $0.35 per share, for the first quarter of 2018.

•	Generated FFO as Adjusted of $37.1 million, or $0.29 per share, compared to $41.3 million, or $0.33 per share, for the first quarter of 2018.

•	FFO as Adjusted for the quarter excludes expenses related to executive transition and other income and expenses that are not representative of our ongoing core operating results.
Operating Results(1)

•
Reported a decline in same-property cash Net Operating Income ("NOI") including properties in redevelopment of 0.4% compared to the first quarter of 2018. Excluding the impact of tenant bankruptcies, same-property cash NOI including properties in redevelopment would have increased by 3.7%.

•
Reported a decline in same-property cash NOI excluding properties in redevelopment of 2.2% compared to the first quarter of 2018. Excluding the impact of tenant bankruptcies, same-property cash NOI excluding properties in redevelopment would have increased by 1.8%.

•	Reported same-property portfolio occupancy of 94.0%, an increase of 40 basis points compared to December 31, 2018 and a decrease of 270 basis points compared to March 31, 2018.

•	Reported consolidated portfolio occupancy of 93.4%, an increase of 30 basis points compared to December 31, 2018 and a decrease of 290 basis points compared to March 31, 2018.

•	The year-over-year decline in occupancy rates were impacted by 300 basis points due to bankruptcies related to Toys "R" Us, National Wholesale Liquidators and Fallas.

•
Executed 38 new leases, renewals and options totaling 456,000 square feet ("sf") during the quarter. Same-space leases totaled 446,000 sf and generated average rent spreads of 11.4% on a GAAP basis and 3.8% on a cash basis.

Development and Redevelopment
During the first quarter, the Company completed three redevelopment projects totaling $86.1 million at Bruckner Commons in the Bronx, NY, Yonkers Gateway Center in Yonkers, NY and Bergen Town Center in Paramus, NJ. New anchors Burlington and ShopRite have helped transform Bruckner Commons into a highly desired community shopping destination with new food and restaurant options expected to open later this year. Newly opened Ruth’s Chris at Bergen Town Center expands the selection of food options by providing a fine dining experience at the center and will be part of a larger collection of new restaurants including Cava, Chopt and Sticky's. During the quarter, Marshalls and Homesense opened at Yonkers Gateway Center.

The Company also commenced three new redevelopment projects with estimated gross costs of $13.9 million.

The Company has $121 million of active redevelopment projects under way, which are expected to generate a 7% unleveraged yield. Approximately $35 million of that amount remains to be funded.

Anchor Leasing
The Company started the year with 11 large anchor vacancies (>30,000 sf) accounting for approximately 600,000 sf of gross leasable area with a market rent of approximately $15 million a year. Ten of these vacancies occurred in the last year resulting from the Toys “R” Us, National Wholesale Liquidators and Fallas bankruptcies.

During the quarter, the Company executed two leases with Burlington comprising 100,000 sf. The Company is in active discussions to lease six spaces and is warehousing the three remaining spaces for redevelopment.

Disposition Activity
The Company sold one property in Chicopee, MA for $18.6 million. Eleven additional non-core properties are under contract or letter of intent to sell for approximately $200 million. The weighted average cap rate on properties sold and under contract for sale is approximately 7.5%. In total, these properties represent more than half of the value of the Company’s non-core assets. Proceeds are expected to be used for acquisitions, redevelopment and potentially a special dividend.

Balance Sheet Highlights at March 31, 2019(1)(3)(4)

•	Total market capitalization of approximately $4.0 billion comprised of 127.2 million fully-diluted common shares valued at $2.4 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 28%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 5.1x.

•	$448.8 million of cash and cash equivalents, including restricted cash, and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended March 31, 2019.
(3) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended March 31, 2019.
(4) Net debt as of March 31, 2019 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $448.8 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 83 properties for the three months ended March 31, 2019 and 2018. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•	EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of March 31, 2019, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared totaling 83 properties for the three months ended March 31, 2019 and 2018. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 87 properties totaling 16.1 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to natural disasters at the affected properties and the loss of or bankruptcy of a major tenant and the impact of any such event. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2019	2018
ASSETS
Real estate, at cost:
Land	$525,027	$525,819
Buildings and improvements	2,174,923	2,156,113
Construction in progress	73,649	80,385
Furniture, fixtures and equipment	6,790	6,675
Total	2,780,389	2,768,992
Accumulated depreciation and amortization	(661,435)	(645,872)
Real estate, net	2,118,954	2,123,120
Right-of-use assets	96,466	—
Cash and cash equivalents	416,668	440,430
Restricted cash	32,120	17,092
Tenant and other receivables, net of allowance for doubtful accounts of $6,486 as of December 31, 2018	39,002	28,563
Receivable arising from the straight-lining of rents, net of $134 as of December 31, 2018	80,848	84,903
Identified intangible assets, net of accumulated amortization of $29,582 and $39,526, respectively	53,994	68,422
Deferred leasing costs, net of accumulated amortization of $17,236 and $16,826, respectively	21,558	21,277
Deferred financing costs, net of accumulated amortization of $3,020 and $2,764, respectively	1,963	2,219
Prepaid expenses and other assets	12,854	12,968
Total assets	$2,874,427	$2,798,994

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,549,479	$1,550,242
Lease liabilities	91,906	—
Accounts payable, accrued expenses and other liabilities	85,424	98,517
Identified intangible liabilities, net of accumulated amortization of $67,223 and $65,058, respectively	141,526	144,258
Total liabilities	1,868,335	1,793,017
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 120,099,294 and 114,345,565 shares issued and outstanding, respectively	1,201	1,143
Additional paid-in capital	1,005,129	956,420
Accumulated deficit	(56,663)	(52,857)
Noncontrolling interests:
Operating partnership	55,976	100,822
Consolidated subsidiaries	449	449
Total equity	1,006,092	1,005,977
Total liabilities and equity	$2,874,427	$2,798,994

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended March 31,
	2019	2018
REVENUE
Rental revenue(1)	$97,308	$98,394
Management and development fees	352	342
Other income	72	317
Total revenue	97,732	99,053
EXPENSES
Depreciation and amortization	21,830	21,270
Real estate taxes(2)	15,477	15,775
Property operating(1)(2)	17,061	17,903
General and administrative	10,580	7,641
Casualty and impairment loss (gain), net	3,958	(1,341)
Lease expense(2)	3,655	2,736
Total expenses	72,561	63,984
Gain on sale of real estate	16,953	—
Interest income	2,506	1,524
Interest and debt expense	(16,536)	(15,644)
Gain on extinguishment of debt	—	2,524
Income before income taxes	28,094	23,473
Income tax expense	(202)	(434)
Net income	27,892	23,039
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,355)	(2,328)
Consolidated subsidiaries	—	(11)
Net income attributable to common shareholders	$25,537	$20,700

Earnings per common share - Basic:	$0.22	$0.18
Earnings per common share - Diluted:	$0.22	$0.18
Weighted average shares outstanding - Basic	116,274	113,677
Weighted average shares outstanding - Diluted	126,504	113,864
(1) In adherence with ASC 842 Leases, effective January 1, 2019, the Company includes bad debt expense related to operating lease receivables in "Rental revenue" in the consolidated statements of income for the quarter ended March 31, 2019 and in "Property operating expenses" for the quarter ended March 31, 2018.
(2) In adherence with ASC 842, the Company recognized $0.2 million of common area maintenance and $0.5 million of real estate taxes associated with ground and building leases in "Lease expense" for the quarter ended March 31, 2019. The Company recognized $0.2 million and $0.5 million for these associated expenses in "Property operating expenses" and "Real estate taxes", respectively, for the quarter ended March 31, 2018.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters ended March 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended March 31,
	2019	2018
Net income	$27,892	$23,039
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,355)	(2,328)
Consolidated subsidiaries	—	(11)
Net income attributable to common shareholders	25,537	20,700
Adjustments:
Rental property depreciation and amortization	21,623	21,072
Gain on sale of real estate	(16,953)	—
Real estate impairment loss	3,958	—
Limited partnership interests in operating partnership	2,355	2,328
FFO Applicable to diluted common shareholders	36,520	44,100
FFO per diluted common share(1)	0.29	0.35
Adjustments to FFO:
Executive transition costs(2)	375	—
Transaction costs	248	—
Tenant bankruptcy settlement income	(27)	(164)
Casualty gain, net	—	(580)
Tax impact from Hurricane Maria	—	168
Environmental remediation costs	—	250
Gain on extinguishment of debt	—	(2,524)
FFO as Adjusted applicable to diluted common shareholders	$37,116	$41,250
FFO as Adjusted per diluted common share(1)	$0.29	$0.33

Weighted Average diluted common shares(1)	126,504	126,581
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter ended March 31, 2018 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares. Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter ended March 31, 2019 is consistent with the GAAP weighted average diluted shares.
(2) Amount reflects costs associated with the retirement of the Company's former Chief Operating Officer.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the quarters ended March 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Quarter Ended March 31, 2019
(Amounts in thousands)	2019	2018
Net income	$27,892	$23,039
Management and development fee income from non-owned properties	(352)	(342)
Other expense (income)	230	(77)
Depreciation and amortization	21,830	21,270
General and administrative expense	10,580	7,641
Casualty and impairment loss (gain), net(1)	3,958	(1,341)
Gain on sale of real estate	(16,953)	—
Interest income	(2,506)	(1,524)
Interest and debt expense	16,536	15,644
Gain on extinguishment of debt	—	(2,524)
Income tax expense	202	434
Non-cash revenue and expenses	(2,074)	(2,289)
Cash NOI	59,343	59,931
Adjustments:
Non-same property cash NOI(2)	(6,109)	(5,938)
Tenant bankruptcy settlement income	(27)	(164)
Natural disaster related operating loss	—	306
Environmental remediation costs	—	250
Same-property cash NOI(3)	$53,207	$54,385
Cash NOI related to properties being redeveloped	5,857	4,891
Same-property cash NOI including properties in redevelopment(3)	$59,064	$59,276
(1) The three months ended March 31, 2019 reflect a real estate impairment charge recognized on our property in Westfield, NJ. The three months ended March 31, 2018 reflect hurricane-related insurance proceeds net of expenses.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) The results for the three months ended March 31, 2019 were negatively impacted by store closures from tenant bankruptcies. Excluding these amounts, same-property cash NOI would have increased by 1.8% and same-property cash NOI including properties in redevelopment would have increased by 3.7% for the quarter:

	Quarter Ended March 31,		Percent Change
	2019	2018
Same-property cash NOI	$53,207	$54,385	(2.2)%
Cash NOI lost due to tenant bankruptcies	2,805	644
Same-property cash NOI including item above	56,012	55,029	1.8%
Cash NOI related to properties being redeveloped	5,857	4,891
Cash NOI lost due to tenant bankruptcies at properties being redeveloped	308	39
Same-property cash NOI including properties in redevelopment and including item above	$62,177	$59,959	3.7%

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters ended March 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended March 31,
(Amounts in thousands)	2019	2018
Net income	$27,892	$23,039
Depreciation and amortization	21,830	21,270
Interest and debt expense	16,536	15,644
Income tax expense	202	434
Gain on sale of real estate	(16,953)	—
Real estate impairment loss	3,958	—
EBITDAre	53,465	60,387
Adjustments for Adjusted EBITDAre:
Executive transition costs(1)	375	—
Transaction costs	248	—
Tenant bankruptcy settlement income	(27)	(164)
Casualty gain, net	—	(580)
Environmental remediation costs	—	250
Gain on extinguishment of debt	—	(2,524)
Adjusted EBITDAre	$54,061	$57,369
(1) Refer to footnote 2 on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustment included in this line item.